UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 15, 2009
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri		63017
(Address of principal executive offices)		(Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act.
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.
     On June 15, 2009, Thermadyne Holdings Corporation (the “Company”), Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Second Amendment to Third Amended and Restated Credit Agreement (the “Agreement”) with General Electric Capital Corporation as agent and lender (the “Second Amendment”). Among other things, the Second Amendment (i) increased applicable interest rate margins and changed the LIBOR-based index to the 90-day LIBOR plus 4.00%; (ii) amended the borrowing base to increase the machinery and equipment availability by $3 million to $10 million for additional equipment financing through May 2010; (iii) eliminated the Cash Flow Availability component of the borrowing base; (iv) reduced the aggregate revolving credit commitment from $100 million to $70 million, at the request of the Thermadyne Parties; (v) decreased the minimum fixed charge coverage ratio for the quarters ending June 30, 2009, September 30, 2009 and December 31, 2009; and (vi) implemented a two percent (2%) prepayment fee for prepayment before June 27, 2010 and a one percent (1%) prepayment fee for prepayment before June 27, 2011. As of June 15, 2009, the Company’s total outstanding borrowings under the Agreement were $19.8 million.
     The foregoing summary of the terms of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Third Amended and Restated Credit Agreement dated as of June 15, 2009 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Systems, Inc., Stoody Company, Thermadyne International Corp., as borrowers, the credit parties signatory thereto, the lenders signatory thereto, and General Electric Capital Corporation, as agent and lender.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 18, 2009

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial and Administrative Officer

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